Exhibit 99.1

Pier 1 Imports, Inc. Announces Plan to Further Reduce Cost Structure

FORT WORTH, Texas--(BUSINESS WIRE)--February 3, 2009--Pier 1 Imports, Inc. (NYSE:PIR) announced its plan to meet the challenges of the current environment and to position itself for optimum performance in a post-recession economy. The Company has begun negotiating with landlords to achieve rental reductions across the chain. These negotiations may lead to the execution of early termination agreements for up to 125 underperforming store locations, if rental reduction negotiations on those locations prove unsuccessful. The Company has engaged an outside firm, DJM Realty, to assist in completing these negotiations by the end of May 2009. The Company also announced plans to cease operations at its company-owned 514,000 square foot distribution center in St. Charles, Illinois, and to reduce approximately 10 percent of the Company’s full time equivalent positions in its distribution center, home office, and field administration areas.

The Company expects to incur costs related to this announcement of approximately $5 million for severance, outplacement and other charges. The Company will also incur one time charges related to store closings, should rental reduction negotiations be unsuccessful. The Company cannot provide a reasonable estimate of these charges until such time that the results of negotiations with landlords are more certain. The cash portion of these one-time charges will be partially offset by cash proceeds from the liquidation of inventory in closing stores. In total, the Company expects these activities to benefit future operating results. The benefits are primarily the result of reduced payroll expense and operational improvements resulting from the store and distribution center closings.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized. Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400